SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 31, 2004

KITE REALTY GROUP TRUST

(Exact name of registrant as specified in its charter)

Maryland	1-32268	11-3715772
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

30 S. Meridian Street Suite 1100 Indianapolis, IN		46204
(Address of principal executive offices)		(Zip Code)

(317) 577-5600

Registrant’s telephone number, including area code

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.              Entry into a Material Definitive Agreement.

On August 31, 2004, we entered into a three-year, $150 million secured revolving credit facility with Wachovia Bank, National Association, an affiliate of Wachovia Capital Markets, LLC, one of the underwriters of our initial public offering, and Lehman Commercial Paper Inc., an affiliate of Lehman Brothers Inc., another of the underwriters of our initial public offering.  Borrowings under the facility will bear interest at a floating rate of LIBOR plus 135 to 150 basis points, depending on our leverage ratio, and will be secured by certain of our properties.  The amount that we may borrow under the facility will be dependent on us maintaining a minimum “borrowing base” of properties.  As of August 31, 2004, approximately $40 million was available for draw under the facility.  Additional amounts will become available as unencumbered assets are underwritten.  We intend to use this new credit facility principally to fund growth opportunities and for working capital purposes.

Our ability to borrow under this new credit facility will be subject to our ongoing compliance with a number of financial and other covenants, including with respect to:

•                  our amount of leverage;

•                  a minimum interest coverage ratio;

•                  our minimum tangible net worth;

•                  a minimum fixed charge coverage ratio;

•                  the collateral pool properties generating sufficient net operating income to maintain a certain implied debt service ratio; and

•                  the collateral pool properties maintaining a minimum aggregate occupancy rate.

Under the facility, we are permitted to make distributions to our shareholders of up to 90% of our funds from operations provided that no event of default exists.  If an event of default exists, we may only make distributions sufficient to maintain our REIT status.

The facility also includes a swingline of up to $20 million to be made available for same day borrowings.  Advances under the swingline may be outstanding for no more than five days and must be repaid within one day of demand.

We may extend the facility for one year, provided that, among other things,  no events of defaults are in existence and we pay an extension fee of $300,000.  This new credit facility also contains other customary covenants and performance requirements.

Item 2.01               Completion of Acquisition or Disposition of Assets.

On August 31, 2004, we completed the purchase of Plaza at Cedar Hill, located in Cedar Hill, Texas, from Parklane/Cedar Hill Ltd.  The total purchase price was approximately $38.7 million, which includes approximately $27.5 million of assumed indebtedness.  Plaza at Cedar Hill has 299,783 square feet of gross leasable area, which is currently 100% occupied, and was built in 2000.  Tenants include Barnes & Noble, Marshall’s, Linens N’ Things, Office Max, Old Navy, Hobby Lobby and Ross Stores.

Item 9.01.              Financial Statements and Exhibits.

(a)           Financial Statements of Business Acquired.

The financial statements of the business acquired required to be filed as part of this report were previously filed on pages F-97 through F-99 of the Prospectus included in our Registration Statement on Form S-11/A, File No. 333-114224, filed August 10, 2004.

(b)           Pro Forma Financial Information.

The pro forma financial information required to be filed as part of this report was previously filed on pages F-4 through F-52 of the Prospectus included in our Registration Statement on Form S-11/A, File No. 333-114224, filed August 10, 2004.

(c)           The following exhibits are filed as part of this report:

Exhibit 2.1	Contract of Sale, dated January 28, 2004, between Parklane/Cedar Hill, Ltd. and Kite Capital, LLC.

Exhibit 2.2	Amendment to Contract of Sale, dated April 7, 2004, between Parklane/Cedar Hill, Ltd. and Kite Capital, LLC.

Exhibit 2.3	Second Amendment to Contract of Sale, dated June 30, 2004, between Parklane/Cedar Hill, Ltd. and KRG Cedar Hill Plaza, LP.

Exhibit 2.4	Third Amendment to Contract of Sale between Parklane/Cedar Hill, Ltd. and KRG Cedar Hill Plaza, LP.

Exhibit 10.1

Credit Agreement, dated as of August 31, 2004, by and among Kite Realty Group, L.P., as Borrower, Kite Realty Group Trust, Wachovia Capital Markets, LLC and Lehman Brothers Inc., as Joint Lead Arrangers and Joint Book Runners, Wachovia Bank, National Association, as Agent, Lehman Commercial Paper Inc., as Syndication Agent, and the Financial Institutions signatory thereto, as Lenders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KITE REALTY GROUP TRUST

Date: September 7, 2004	By:	/s/ Daniel R. Sink
Daniel R. Sink
Senior Vice President, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit Document

2.1	Contract of Sale, dated January 28, 2004, between Parklane/Cedar Hill, Ltd. and Kite Capital, LLC.

2.2	Amendment to Contract of Sale, dated April 7, 2004, between Parklane/Cedar Hill, Ltd. and Kite Capital, LLC.

2.3	Second Amendment to Contract of Sale, dated June 30, 2004, between Parklane/Cedar Hill, Ltd. and KRG Cedar Hill Plaza, LP.

2.4	Third Amendment to Contract of Sale between Parklane/Cedar Hill, Ltd. and KRG Cedar Hill Plaza, LP.

10.1

Credit Agreement, dated as of August 31, 2004, by and among Kite Realty Group, L.P., as Borrower, Kite Realty Group Trust, Wachovia Capital Markets, LLC and Lehman Brothers Inc., as Joint Lead Arrangers and Joint Book Runners, Wachovia Bank, National Association, as Agent, Lehman Commercial Paper Inc., as Syndication Agent, and the Financial Institutions signatory thereto, as Lenders.